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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.       )*
                                         ------

                            Poore Brothers, Inc.
-----------------------------------------------------------------------------
                              (Name of Issuer)

                      Common Stock, Par Value $.01 Per Share
-----------------------------------------------------------------------------
                       (Title of Class of Securities)

                                732813-10-0
                     ----------------------------------
                              (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                             Page 1 of 5 pages

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CUSIP No. 732813-10-0                     13G                 Page 2 of 5 Pages
---------------------                                         -----------------

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 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Parris H. Holmes, Jr.
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 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  [ ]
                                                                       (b)  [ ]
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 (3) SEC USE ONLY

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 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
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     NUMBER OF               (5) SOLE VOTING POWER
     SHARES                      384,000
     BENEFICIALLY            --------------------------------------------------
     OWNED BY                (6) SHARED VOTING POWER
     EACH                        27,500
     REPORTING               --------------------------------------------------
     PERSON                  (7) SOLE DISPOSITIVE POWER
     WITH                        384,000
                             --------------------------------------------------
                             (8) SHARED DISPOSITIVE POWER
                                 27,500
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 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     411,500 Shares
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(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        [ ]
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(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.14%
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(12) TYPE OF REPORTING PERSON*

     IN
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                              Page 2 of 5 pages

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                                 SCHEDULE 13G


Item 1(a).     NAME OF ISSUER:

               Poore Brothers, Inc.

Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               2664 South Litchfield Road
               Goodyear, Arizona  85338

Item 2(a).     NAME OF PERSON FILING:

               Parris H. Holmes, Jr.

Item 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               9311 San Pedro, Suite 400
               San Antonio, Texas  78216

Item 2(c).     CITIZENSHIP:

               United States

Item 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, $.01 par value

Item 2(e).     CUSIP NUMBER:

               732813-10-0

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               (a)  [ ]  Broker or Deal registered under section 15 of the Act,

               (b)  [ ]  Bank as defined in section 3(a)(6) of the Act,

               (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the
                         Act,

               (d)  [ ]  Investment Company registered under section 8 of the
                         Investment Company Act,

                                 Page 3 of 5 pages
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               (e)  [ ]  Investment Adviser registered under section 203 of the
                         Investment Advisers Act of 1940,

               (f)  [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
                         Rule 13d-1(b)(1)(ii)(F),

               (g)  [ ]  Parent Holding Company, in accordance with Rule
                         13d-1(b)(1)(ii)(G),

               (h)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4.        OWNERSHIP:

               (a)  Amount beneficially owned:

                    411,500 shares (includes 50,000 shares which are issuable upon the exercise of stock options)

               (b)  Percent of class:

                    6.14%

               (c)  Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:     384,000
                    (ii)  shared power to vote or to direct the vote:    27,500
                    (iii) sole power to dispose or to direct the
                          disposition of:                               384,000
                    (iv)  shared power to dispose of or to direct
                          the disposition of:                            27,500

Item 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
               securities, check the following:     [ ]

Item 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

                                    Page 4 of 5 pages
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Item 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

              Not applicable.

Item 9.       NOTICE OF DISSOLUTION OF A GROUP:

              Not applicable.

Item 10.      CERTIFICATION:

              Not applicable.

              SIGNATURE:

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



              Date:     February 17, 1997        /s/ PARRIS H. HOLMES, JR.
                                                 -------------------------------
                                                 Parris H. Holmes, Jr.

                             Page 5 of 5 pages